UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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SENTO CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 16, 2006

Sento Corporation

You are cordially invited to attend the Annual Meeting of Shareholders of Sento Corporation, which will be held on Tuesday, February 16, 2006 at 8:00 a.m. at Sento’s corporate offices located at 420 East South Temple, Suite 400, Salt Lake City, UT, 84111, for the following purposes, which are more fully described in the proxy statement accompanying this Notice:

(i)            To elect seven directors, each to serve until the 2007 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;

(ii)        To consider and vote upon a proposal to approve an amendment to the Sento Corporation 1999 Omnibus Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 1,025,000 to 1,525,000;

(iii)    To consider and vote upon a proposal to approve an amendment to the Sento Corporation 1996 Amended and Restated Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan from 175,000 to 250,000;

(iv)      To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as Sento’s independent public accountants for the fiscal year ending March 31, 2006; and

(v)          To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 6, 2006 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Record shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors
Anthony J. Sansone Secretary

January 19, 2006

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy card without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are a shareholder of record, are present at the Annual Meeting and desire to vote your shares personally.

Sento Corporation
420 East South Temple, Suite 400
Salt Lake City, Utah 84111

PROXY STATEMENT

Annual Meeting of Shareholders

February 16, 2006

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of Sento Corporation, a Utah corporation (“we,” “us,” “Sento” or the “Company”), in connection with the solicitation by our Board of Directors of proxies from holders of outstanding shares of our common stock, par value $0.25 per share, for use at our Annual Meeting of Shareholders to be held Tuesday, February 16, 2006 and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to our shareholders on or about January 19, 2006.

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by mail, our directors, officers and employees, without receiving additional compensation therefor, may solicit proxies personally or by telephone, facsimile transmission,
e-mail or web posting. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for the forwarding of solicitation materials to such beneficial owners, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

VOTING

Record Date

Our Board of Directors has fixed the close of business on January 6, 2006 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). As of the Record Date, there were issued and outstanding 3,856,020 shares of common stock. The holders of shares of common stock entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Accordingly, 3,856,020 votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

Proxies

Shares of our common stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of each of the seven director nominees; (ii) FOR the approval of the amendment to the Sento Corporation 1999 Omnibus Stock Incentive Plan (the “Incentive Plan”) to increase the number of shares of common stock available for issuance under the plan from 1,025,000 to 1,525,000; (iii) FOR the approval of the proposed amendment to the Sento Corporation 1996 Amended and Restated Employee Stock Purchase Plan (the “Stock Purchase Plan”) to increase the number of shares of common stock available for issuance under the plan from 175,000 to 250,000; (iv) FOR the ratification of the appointment by our Board of Directors of Ernst & Young LLP to serve as our independent public accountants for the fiscal year ending March 31,

2006; and (v) in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with our Corporate Secretary, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the shares of common stock covered thereby in person at the Annual Meeting if the shareholder is a shareholder of record.

Required Vote

A majority of the outstanding shares of our common stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as “represented” for the purpose of determining the presence or absence of a quorum. Under Utah corporate law and our Articles of Incorporation and Bylaws, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal. In the election of directors, the seven nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting.

ELECTION OF DIRECTORS

Nominees for Election as Directors

At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. If any of the seven nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by our present Board of Directors. The seven nominees receiving the highest number of votes at the Annual Meeting will be elected. Certain information with respect to each nominee for director is set forth below.

Name	Age	Position	Director Since
C. Lloyd Mahaffey	50	Chairman of the Board	2004
Patrick F. O’Neal	59	President, Chief Executive Officer and Director	2002
Kim A. Cooper	47	Director	1999
Richard E. Dyer	59	Director	2004
Donald H. Livingstone	63	Director	2004
Eric Olafson	45	Director	2001
Phillip J. Windley, PhD	47	Director	2003

C. Lloyd Mahaffey was appointed to serve as a director in March 2004 and has served as Chairman of the Board since October 26, 2004. Mr. Mahaffey has over 25 years of experience in the development, funding and marketing of advanced technology systems to business, education, consumer and government markets. Mr. Mahaffey has been the Managing Partner for Dynamis Group, LLC., a development and construction company with offices in Eagle and McCall, Idaho since 2004 and the Managing Partner of Carloma Group; a diversified private equity company since 1998. A long term technology venture capitalist and senior operating executive, Mr. Mahaffey served as a Managing Partner of Redleaf Ventures and

Aspen Ventures (SBIC) from 1998 to 2004. From 1995 to 1998, Mr. Mahaffey served as the Chief Operating Officer, as well as Senior Vice President and General Manager of Global Development and Marketing for VeriFone. While there, he was responsible for VeriFone’s early stage investments in WebTV, CyberCash, and VeriSign . He led the team that sold VeriFone to Hewlett Packard for
$1.3 billion. Prior to joining Verifone, Mr. Mahaffey served in a variety of senior executive roles at Apple Computer, Inc. during its formative years and was responsible for the development of Apple’s highly regarded Education and Federal Government business segments worldwide. Mr. Mahaffey received his Bachelor’s degree in history at The Citadel, The Military College of South Carolina, in 1978, where he was an Honor Graduate. He also attended Stanford University’s Graduate School of Business Technology Executive Program in 1987.

Patrick F. O’Neal was appointed to serve as our President and Chief Executive Officer, and as a director, in January 2002. Prior to joining Sento, from September 1996 to January 2002, Mr. O’Neal was the Managing Director of Digital Lighthouse Corporation (“DLC”). DLC provided proprietary sales and support software as well as contact center and integration services for direct to customer initiatives for companies such as American Express Brokerage, Sony U.S. and Sony Europe, Instinet Clearing Services (a subsidiary of Reuters) and Norwest Bank. Mr. O’Neal also served on the Board of Directors of Digital Lighthouse Corporation from March 1996 to January 2000 and was president of three subsidiaries that dealt with regulated industries (securities, insurance and mortgage services). Prior to DLC Mr. O’Neal held various management positions with American United Life Insurance Company, Continental Assurance, E.F. Hutton, Inc., Hutton Financial Services and Eden Financial Services, Inc. Mr. O’Neal received his bachelor’s degree from Indiana State University and his law degree (Doctor of Jurisprudence) from Indiana University.

Kim A. Cooper was appointed to serve as a director in August 1999. Since January 2003, Mr. Cooper has been the President and Chief Executive Officer of Exceed, LLC, a consulting firm that provides business and legal consulting services to public and private companies, and since May 2003, he has been Chairman of the Board for TechTeam Global, Inc. [TEAM], a multinational enterprise service provider. Since January 2005 Mr. Cooper has been the President and Chief Executive Officer of Exceed III, LLC a developer and marketer of enterprise automation software. Between 1996 and 2003, he was founder and  Chief Executive Officer of the following companies: Digital Harbor, Inc., ComDais, Inc., GlobalSim, Inc., DriveSafety, Inc., Venafi, Inc.; General Counsel of E-Idea Labs, Inc. and Chief Operating Officer of Sorenson Media, Inc. Prior to 1996, Mr. Cooper was the Vice President of Worldwide Marketing and Business Development for Novell, Inc. for two years, and the Vice President of Worldwide Customer Services, Sales & Marketing for WordPerfect Corporation for ten years. Mr. Cooper also currently serves as a director for Authoritative.Net, Inc. He is a practicing corporate attorney and graduated with honors from Brigham Young University Law School.

Richard E. Dyer was appointed to serve as a director in November 2004 and he has served as a member of the Audit Committee since his appointment. Mr. Dyer was named Vice President of Americas Sales in October 2004 for SanDisk Corporation, the world’s largest supplier of flash memory data storage card products, where he oversees OEM and retail channels in the Americas. He joined SanDisk in 1998 and established the company’s worldwide retail channel, growing revenues to $1.6 billion in that channel. Mr. Dyer has also held executive positions in sales and marketing for Adobe Systems and for Eastman Kodak, where he served as Vice President of the Digital & Applied Imaging Division and provided leadership in revitalizing the performance of its U.S. sales organization. Mr. Dyer also has experience with Apple Computer and Hewlett-Packard.

Donald H. Livingstone was appointed to serve as a director in November 2004 and has served as Chairman of the Audit Committee since his appointment. Since May 1995, Mr. Livingstone has been the Director of the Center for Entrepreneurship and a Teaching Professor in the Marriott School of Business of Brigham Young University (“BYU”). He taught for seven years in the highly rated Accounting

Department at BYU along with creating the entrepreneurship program. Prior to joining the faculty of BYU in 1994, Mr. Livingstone had a 29-year career with Arthur Andersen. At Arthur Andersen, he spent 19 years as a partner in the San Francisco and Los Angeles offices where he supervised the Financial Services practice.

Additionally, Mr. Livingstone currently serves as a member of the Board of Directors of Micrel Incorporated, where he is Chairman of the Audit Committee, as well as a member of the Compensation and Corporate Governance Committees. He also serves as a member of the Board of Directors and is Chairman of the Audit Committee of AmericanWest Bancorp, and is a Director and member of the Audit Committee of American Express Centurion Bank, a wholly owned credit card issuing subsidiary of American Express Company. He previously served as a director of California Independent Bancorp (“CIB”) and then of Humboldt Bancorp, which acquired CIB. Mr. Livingstone has also served with the Eureka Family of Mutual Funds and Tropical Sportswear International. He chaired the Audit Committees in each of these companies.

Eric Olafson was appointed to serve as a director in October 2001. Since 2000, Mr. Olafson has been the Chairman of the Board of Tomax Corporation, a developer and marketer of web-based software for retailers. Prior to that, from 1990 to 2000, Mr. Olafson served as the President and Chief Executive Officer of Tomax. From 1987 to 1990, Mr. Olafson served as the Vice President of Marketing at Tomax. From 1986 to 1987, Mr. Olafson served as a consultant to Tomax. Prior to 1986, Mr. Olafson was a co-founder of Dyonix Greentree Technologies, a Canadian software development company.

Phillip J. Windley, PhD, was appointed to serve as a director in October 2003. Since May 2003, Dr. Windley has been an Associate Professor of Computer Science at Brigham Young University. In 2002 and 2003, Dr. Windley was a consultant, author and nationally recognized expert in using information technology   Dr. Windley served during 2001 and 2002 as the Chief Information Officer for the State of Utah, serving in the Governor’s cabinet and as a member of the Governor’s senior staff. In 1999 and 2000, Dr. Windley served as the Vice President for Product Development and Operations at  Excite@Home, managing a large, interdisciplinary team of product managers, engineers, and technicians developing and operating large-scale internet and e-commerce products. Prior to joining Excite@Home, from 1998 to 1999, Dr. Windley served as the Chief Technology Officer of iMall, Inc. Dr. Windley was a professor of Computer Science at Brigham Young University from 1993 to 1999 and the University of Idaho from 1990 to 1993. While at Brigham Young University, Dr. Windley founded and directed the Laboratory for Applied Logic. Dr. Windley received his PhD in computer science from the University of California, Davis in 1990.

Our Board of Directors recommends that shareholders vote FOR the nominees identified above.

Committees and Meetings

Our Board of Directors has standing Audit, Compensation, Governance and Nominating, and Strategy Committees.

The members of our Audit Committee are currently Donald H. Livingstone (Chairman),
Richard Dyer and Eric Olafson. The Audit Committee held four meetings during the fiscal year ended March 31, 2005. All members of our Audit Committee are independent according to Nasdaq’s listing standards, and our Board of Directors has determined that the Audit Committee has one member qualifying as an audit committee financial expert, as defined in Item 401(h) of Regulation S-K. The person our Board of Directors has determined is an audit committee financial expert is Donald H. Livingstone.

Our Board of Directors also has adopted a written Audit Committee Charter, a copy of which is attached hereto as Appendix A. The Audit Committee oversees our accounting and financial reporting processes and related audits. This involves, among other tasks, the selection of our independent public accountants for ratification by our shareholders, pre-approving engagements of our independent public accountants with respect to audit and non-audit services, reviewing our accounting practices and controls and administering our Code of Ethics for Officers and Finance Department Employees and whistleblower policy.

The members of our Compensation Committee are Eric Olafson (Chairman), Kim A. Cooper and Lloyd Mahaffey. Our Compensation Committee reviews and establishes compensation for our executive officers, except the Chief Executive Officer, whose compensation is approved by our Board of Directors upon recommendation of the Compensation Committee. Our Compensation Committee also approves the amount of contributions to the employees’ retirement plan and administers our stock option plans. Our Compensation Committee held two meetings during the fiscal year ended March 31, 2005.

The members of our Governance and Nominating (“G&N”) Committee are Kim A. Cooper (Chairman), Phillip J. Windley and C. Lloyd Mahaffey. Our G&N Committee recommends to our Board of Directors nominees for election to the board. Our G&N Committee will consider recommendations for director nominees  by shareholders if the names of those nominees and relevant biographical information are properly submitted in writing to our Corporate Secretary in the manner described for shareholder nominations below under the heading “Proposals of Shareholders.” A director nominee must have a strong professional or other background, a reputation for integrity and responsibility and experience relevant to our business and operations. A director nominee must be able to commit appropriate time to prepare for, attend and participate in all meetings of our Board of Directors and its Committees, as applicable, and the annual meeting of shareholders and must not have any conflicts of interest with our business and operations. Our G&N Committee will also require some director nominees to be independent as defined under the Nasdaq listing standards. All director nominees, whether submitted by a shareholder or our G&N Committee, will be evaluated in the same manner. All current members of our G&N Committee are independent for purposes of the Nasdaq listing standards. Our  G&N Committee also  conducts annual officer and director performance evaluations, advises the Board of Directors concerning corporate governance matters, is responsible for seeing that all subcommittees of the Board have approved charters, and develops and recommends to the Board the Corporate Governance guidelines applicable to the Company. Our G&N Committee held two meetings during the fiscal year ended March 31, 2005.

Our Board of Directors has adopted a written Governance and Nominating Committee Charter, a copy of which is attached hereto as Appendix B.

The process employed by the Board of Directors for identifying and evaluating nominees for director is flexible and based primarily on the directors’ subjective weighting of the needs of the Company and the extent to which existing directors and prospective nominees meet those needs. Factors considered by the Board of Directors in the nomination process include each nominee’s:

•                    judgment and integrity,

•                    business and management experience,

•                    relationship of work experience and education to the current and proposed lines of business of the Company,

•                    ability to work well as a team with existing directors and management,

•                    the interplay of the candidate’s experience with the experience of other directors,

•                    the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors, and

•                    the extent to which the candidate satisfies any objective requirements (such as independence or expertise requirements) applicable to the Board of Directors or any committees of the Board of Directors.

Candidates submitted by stockholders in accordance with the policies set forth in the most recent proxy statement delivered to stockholders are considered under the same standards as nominees recommended by other persons.

Our Strategy Committee was formed on April 20, 2005. Each member of the board is a member of the Strategy Committee which is chaired by Phillip J. Windley. The Strategy Committee works with our management team to review and development strategic direction for emerging issues such as technology platforms.

During the fiscal year ended March 31, 2005, our Board of Directors held five formal board meetings and met informally on numerous occasions and approved relevant matters by written consent. No director attended fewer than 75% of the total number of meetings of our Board of Directors and of the committees on which he served. All members of our Board of Directors are strongly encouraged to attend the Annual Meeting of Shareholders. All members of our Board of Directors except for Gary Filler and Keith Sorenson (whose terms were expiring) were present at the 2004 Annual Meeting of Shareholders.

Director Compensation

During the year ended March 31, 2005, our non-employee directors receive compensation of $4,000 for attendance at each quarterly Board meeting (except for the Chairman of the Board who receives $8,000 for attendance at each quarterly Board meeting) and $2,000 for participation in each quarterly committee meeting. As additional incentive to serve, non-employee board members from time to time receive options to purchase shares of our common stock. Mr. Mahaffey received options to purchase 7,500 shares of our common stock at $4.61 per share and options to purchase 11,250 shares of our common stock at $5.00 per share during fiscal 2005. Mr. Cooper, Mr. Olafson and Mr. Windley each received options to purchase 7,500 shares of our common stock at $5.00 per share during fiscal 2005. Mr. Dyer and Mr. Livingstone each received options to purchase 7,500 shares of our common stock at $5.32 per share during fiscal 2005. Each of these options were scheduled to vest over a 12 month period. On September 30, 2005, in conjunction with strategic opportunities related to the Company’s early implementation of FASB 123R, the Board of Directors approved an acceleration of these options.

Effective February 1, 2005, our Chairman began receiving, in addition to his per-meeting fee of $8,000 per meeting for each board meeting attended and $2,000 for each committee meeting attended, $5,000 per month for a limited period of 12 months for additional services to be rendered as Chairman during such period, including evaluating merger and acquisition opportunities and assisting the Corporation’s efforts to achieve sales growth. This additional $5,000 per month payment shall be discontinued following the payment to be made on January 1, 2006; however, the per-meeting compensation shall continue.

On September 30, 2005, Mr. Mahaffey received options to purchase 11,250 shares of our common stock and the remaining directors received options to purchase 7,500 shares of our common stock, all at $2.32 per share. These options vested immediately.

During the fiscal year ended March 31, 2002, our Board of Directors reviewed the time and insight provided by our directors, as well as our limited ability to provide additional cash payments to our directors as compensation for their services. Based upon this review, as well as an assessment that our directors would likely be required to devote increased time and attention during the fiscal year ended March 31, 2002 to several strategic initiatives, including review and negotiation of prospective transactions intended to promote shareholder value and liquidity, our Board of Directors adopted resolutions intended to compensate our directors if we completed such a transaction. Pursuant to resolutions adopted in

April 2001 and March 2002, our Board of Directors approved a contingent issuance of shares of our common stock to each of our directors then serving. The shares of our common stock are issuable: (i) only upon the completion of certain merger, consolidation, acquisition, sale and liquidation transactions constituting a “change of control” under the Incentive Plan, and (ii) only if the individual recipient is a director of the Company on the date of the occurrence of one or more of the conditions constituting a “change of control.” Because none of the conditions was satisfied during the fiscal year ended March 31, 2005, there were no shares or other rights issued or granted to the directors during such fiscal year. The resolutions remain effective and could result in future issuances of shares of our common stock (12,500 shares each to Kim Cooper and Eric Olafson) if one or more of the stated conditions occurs.

Shareholder Communication with the Board of Directors

Our Board of Directors allows shareholders to send communications to the Board through its Governance and Nominating Committee. All shareholder communications, except those related to shareholder proposals that are discussed below under the heading “Proposals of Shareholders,” must be sent to the Chairman of our Governance and Nominating Committee at 420 East South Temple, Suite 400, Salt Lake City, Utah, 84111. All communications submitted in this manner are related to the directors to whom they are addressed.

EXECUTIVE OFFICERS

In addition to Mr. O’Neal, whose biography is set forth above, certain biographical information is furnished below with respect to the following executive officers of Sento and our subsidiaries. Each of the executive officers serves until terminated by our Board of Directors or until the officer resigns.

Anthony J. Sansone, 41, was appointed to serve as our Senior Vice President, Chief Financial Officer and Corporate Secretary in July 2004. Prior to joining Sento, Mr. Sansone was the Vice President of the Client Finance Group for JP Morgan Chase Commercial Card Solutions since January 2003. From August 1997 to December 2002, Mr. Sansone served as Vice President, Treasurer and Corporate Secretary for Convergence Communications, Inc., which provided data, video and voice services in nine Latin America countries.  Mr. Sansone also serves as an officer of the MountainWest Capital Network, an organization fostering deal flow, capital growth and business development. Mr. Sansone received his bachelor’s degree in accounting from Utah State University and his masters degree in Business Administration from the University of Utah.

Stephen W. Fulling, 42, was appointed as our Senior Vice President and Chief Technology Officer in January 2004. From March 2002 until January 2004, Mr. Fulling was Director of Information Technology Services at the State of Utah where he was responsible for a $60 million information technology budget and over 250 employees. From August 1999 until February 2002, Mr. Fulling managed an engineering and operations division for Excite@Home, in support of a $20 million e-commerce business. From October 1996 until August 1999, Mr. Fulling was the Senior Vice President of Engineering and Operations at iMall Inc., where he built a technology organization that was instrumental in the acquisition of iMall Inc. by Excite@Home in 1999. Mr. Fulling has over 16 years of experience in successfully developing products that use Internet and telecommunications technologies. Mr. Fulling graduated with a bachelor’s degree in computer science from the University of California.

Thomas C. Tyler, 54, was appointed as our Senior Vice President of Sales and Marketing in January 2005 after serving as our Senior Vice President of Business Development after our acquisition of the Xtrasource assets. Mr. Tyler was founder, President, CEO, and Board Chairman of Xtrasource from 1994 to 2004 prior to the acquisition. Under Mr. Tyler’s guidance, Xtrasource’s sales reached nearly
$16 million with contact centers located in Raleigh, N.C., Enschede, The Netherlands, and Metz, France. From 1989 through 1994, Mr. Tyler was President and CEO of Universal Electronics Inc. (NASDAQ), a

Cleveland-based manufacturer of universal remote controls. During his tenure with Universal, Mr. Tyler expanded the company by diversification of products and markets, bringing sales of $240,000 in 1988 to
$96 million in 1994, making Universal #7 on the list of Business Week magazine’s 100 Hottest Growing Small Companies List in America. In 1993, Mr. Tyler was able to guide the company through an IPO and Secondary Offering, raising nearly $75 million of capital to fund the company’s rapid growth. Prior to Universal Electronics, Mr. Tyler served as President of MTC/USA, Inc., an independent consumer electronics distribution company. He also held various positions within Technicare Corporation, a Division of Johnson & Johnson, including Director of Magnetic Resonance Marketing and Magnetic Resonance Product Director, as well as various sales and marketing positions with Eveready Battery Co., a then subsidiary of Union Carbide Corporation. Mr. Tyler received his BS degree from the State University of New York at Brockport.

Chris Wells, 45, was appointed as our Vice President of Client Relations in January 2005. Mr. Wells served as our Senior Vice President of Sales from April 2003 to January 2005. Prior to joining Sento, Mr. Wells consulted as the General Manager for a $29 million dollar technology upgrade project for the State of Utah from June 2002 to April 2003. Mr. Wells was Vice President and General Manager for Excite@Home Hosting Services from October 1999 to March 2002. His responsibilities included building outsourcing shared hosting and e-commerce services to major Fortune 500 accounts. Prior to serving as Vice President and General Manager, Mr. Wells served from June 1998 to October 1999 as the Vice President of Major Accounts at Imall Inc., a small Internet e-commerce start-up, which was purchased by Excite@Home for over $500 million. Mr. Wells has over 13 years in sales and marketing experience, including over three years as a director of major accounts at Novell Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning the compensation paid or accrued by Sento to or on behalf of our Chief Executive Officer, as well as all other executive officers whose aggregate compensation for the fiscal year ended March 31, 2005 exceeded $100,000 (collectively, the “Named Executive Officers”).

						Long-Term Compensation
	Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Patrick F. O’Neal	2005	214,231	20,000		—	—	25,000	—	—
Chief Executive Officer	2004	170,000	30,000	(1)	—	—	20,000	—	—
	2003	170,000	—		—	—	—	—	—
Anthony J. Sansone(2)	2005	93,462	—		—	—	25,000	—	—
Senior Vice President,	2004	—	—		—	—	—	—	—
Chief Financial Officer and Corporate Secretary	2003	—	—		—	—	—	—	—
Stephen W. Fulling(3)	2005	120,000	2,000		—	—	—	—	—
Senior Vice President	2004	20,769	—		—	—	—	—	—
and Chief Technology Officer	2003	—	—		—	—	—	—	—
Thomas C. Tyler(4)	2005	75,000	—		—	—	—	—	—
Senior Vice President	2004	—	—		—	—	—	—	—
of Sales and Marketing	2003	—	—		—	—	—	—	—
Chris Wells(5)	2005	100,000	—		46,558	—	5,000	—	—
Vice President of	2004	113,462	—		9,601	—	7,500	—	—
Client Relations	2003	—	—		—	—	—	—	—

(1)           Reflects bonus compensation accrued during the fiscal year ended March 31, 2004 and paid in May 2004. Mr. O’Neal’s annual salary during Fiscal 2005 was $220,000.

(2)           Mr. Sansone was appointed to serve as our Senior Vice President, Chief Financial Officer and Corporate Secretary on July 6, 2004. Mr. Sansone’s annual salary during Fiscal 2005 was $135,000.

(3)           Mr. Fulling was appointed to serve as Senior Vice President and Chief Technology Officer on January 19, 2004. Mr. Fulling’s annual salary during Fiscal 2004 was $120,000.

(4)           Mr. Tyler joined the Company in October 2004 and was appointed as Sr. Vice President of Sales and Marketing in January 2005. Mr. Tyler’s annual salary during Fiscal 2005 was $150,000.

(5)           Mr. Wells joined the Company in April 2003 as Sr. Vice President of Sales. He held this position until January 2005 at which time he became Vice President of Client Relations (which is not an executive officer position). Amounts reported as other annual compensation in the above table for Mr. Wells represents sales commissions. Mr. Wells’s annual salary during Fiscal 2005 was $100,000.

Option Grants in Last Fiscal Year

The following table sets forth individual grants of options to acquire shares of our common stock made to the Named Executive Officers during the fiscal year ended March 31, 2005. No stock appreciation rights were granted during the fiscal year ended March 31, 2005.

Name	Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercice Price	Expiration Date
Patrick F. O’Neal	25,000	13%	$6.31	October 1, 2014
Anthony J. Sansone	25,000	13%	$7.95	June 29, 2014
Stephen W. Fulling	—	—	—	—
Thomas C. Tyler	—	—	—	—
Chris Wells	5,000	3%	$8.23	April 28, 2014

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

The following table sets forth the aggregate value of unexercised options to acquire shares of our common stock held by the Named Executive Officers on March 31, 2005, and the value realized upon the exercise of options during the fiscal year ended March 31, 2005.

	Shares Acquired	Value	Number of Unexercised Options at FY End 2005(2)		Value of Unexercised In-the-Money Options at FY End 2005($)(3)
Name	on Exercise	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick F. O’Neal	—	—	68,575	60,175	$115,206	$59,094
Anthony J. Sansone	—	—	—	25,000	$—	$—
Stephen W. Fulling	—	—	7,083	12,917	$—	$—
Thomas C. Tyler	—	—	—	—	$—	$—
Chris Wells	1,875	$10,181	3,385	3,594	$3,412	$6,038

(1)          Calculated based on the difference between the exercise price and the value of the shares as of the date acquired.

(2)          Includes shares of our common stock subject to options exercisable within 60 days of March 31, 2005.

(3)          Calculated based on the difference between the exercise price and the price of a share of our common stock on March 31, 2005. The price of our common stock on March 31, 2005 was $3.28 per share (as reported on the Nasdaq (Capital) Stock Market).

Effective September 30, 2005, in conjunction with strategic opportunities related to our early adoption of FASB 123R, our Board of Directors approved accelerating the vesting on all options that were under water, including certain options for the Named Executive Officers and our Directors.

Employment Agreements and Change of Control Arrangements

We have adopted the Incentive Plan, which provides that upon a change in control of Sento and a subsequent relocation, termination or reassignment of a participant in the Incentive Plan within one year, the options granted to such participant immediately vest and become exercisable. The Named Executive Officers are among the participants in the Incentive Plan. In addition, options issued to the Named Executive Officers and all our directors provide that upon a change in control of Sento all such options will immediately vest and become exercisable.

We have entered into employment agreements with our Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and Senior Vice President of Sales and Marketing. Under the agreements, the employees are entitled to a base salary, incentive bonuses and stock options, as determined by the Board of Directors, standard benefits such as health and life insurance and reimbursement of reasonable expenses. The following table sets forth the material provisions of each employment agreement:

Employee Name	Initial Base Salary	Severance Provisions	Effective Date	Initial Term
Patrick F. O’Neal	$220,000	1/2 of base salary and up to 12 months of medical and health insurance benefits	10/1/04	3 years
Anthony J. Sansone	$135,000	1/2 of base salary and up to 12 months of medical and health insurance benefits	7/12/04	2 years
Stephen W. Fulling	$130,000	1/2 of base salary and up to 12 months of medical and health insurance benefits	7/1/05	2 year
Thomas C. Tyler	$150,000	Up to 6 months of medical and health insurance benefits	10/1/04	18 months

Additionally, each person named above can receive incentive bonuses and stock option awards as determined by the Compensation Committee of the Board of Directors.

We can terminate the employment contracts for cause, which is defined in the agreements, or without cause. In addition, the employee can terminate the contract for cause or on 180 days notice. If the contract is terminated without cause or as a result of a “change of control,” as defined in the agreements, the employees are entitled to have all unvested options vested at the termination date. The agreements also contain non-competition, non-solicitation and assignment of inventions provisions which we believe are consistent with industry practice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective February 1, 2005, we entered into a consulting agreement with Lloyd Mahaffey, our Chairman of the Board. Pursuant to such agreement, we paid Mr. Mahaffey a $5,000 monthly fee for limited period of 12 months for additional services to be rendered as Chairman during such period, including evaluating merger and acquisition opportunities and assisting the Corporation’s efforts to achieve sales growth. This additional $5,000 per month payment shall be discontinued following the payment to be made on January 1, 2006; however, the per-meeting compensation shall continue.

PRINCIPAL HOLDERS OF VOTING SECURITIES AND RELATED SHAREHOLDER MATTERS

Principal Holders of Voting Securities

The following table sets forth information as of January 3, 2006 with respect to the beneficial ownership of shares of our common stock by each person known by us to be the beneficial owner of more than 5% of our common stock, by each director, by each of the Named Executive Officers and by all directors and executive officers as a group. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed based on the number of outstanding shares of our common stock, which were 3,856,020 shares as of January 3, 2006.

	Beneficial Ownership As of January 3, 2006
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class*
Barclays Global Investors, Na.	253,526	(1)	7%
45 Fremont Street 17th Floor San Francisco, CA 94105
Patrick F. O’Neal	179,654	(2)	4%
President, Chief Executive Officer and Director 420 East South Temple, Suite 400 Salt Lake City, UT 84111
Anthony J. Sansone	51,300	(3)	1%
Senior Vice President, Chief Financial Officer and Corporate Secretary 420 East South Temple, Suite 400 Salt Lake City, UT 84111
Stephen W. Fulling	45,000	(4)	1%
Senior Vice President and Chief Technology and Information Officer 420 East South Temple, Suite 400 Salt Lake City, UT 84111
C. Lloyd Mahaffey	38,000	(5)	1%
Chairman of the Board 420 East South Temple, Suite 400 Salt Lake City, UT 84111
Eric Olafson	34,342	(6)	**
Director 420 East South Temple, Suite 400 Salt Lake City, UT 84111
Kim A. Cooper	26,025	(7)	**
Director 420 East South Temple, Suite 400 Salt Lake City, UT 84111
Thomas C. Tyler	26,000	(8)	**
Senior Vice President of Sales and Marketing 420 East South Temple, Suite 400 Salt Lake City, UT 84111

Phillip J. Windley	23,900	(9)	**
Director 420 East South Temple, Suite 400 Salt Lake City, UT 84111
Richard E. Dyer	19,000	(10)	**
Director 420 East South Temple, Suite 400 Salt Lake City, UT 84111
Donald H. Livingstone	18,000	(11)	**
Director 420 East South Temple, Suite 400 Salt Lake City, UT 84111
Chris Wells	11,060	(12)	**
Vice President of Client Relations 420 East South Temple, Suite 400 Salt Lake City, UT 84111
All executive officers and directors as a group (11 persons)	472,281	(13)	12%

*                    Beneficial ownership as a percentage of the class for each person holding options, warrants or other rights exercisable within 60 days of January 3, 2006 has been calculated as though shares of our common stock subject to such options were outstanding, but such shares have not been deemed outstanding for the purpose of calculating the percentage of the class owned by any other person.

**             Represents less than 1% of the outstanding shares of our common stock.

(1)          As filed on Form 13G with the Securities and Exchange Commission on February 16, 2005.

(2)          Includes presently exercisable options to purchase 153,262 shares of our common stock.

(3)          Includes presently exercisable options to purchase 50,000 shares of our common stock.

(4)          Includes presently exercisable options to purchase 45,000 shares of our common stock.

(5)          Includes presently exercisable options to purchase 30,000 shares of our common stock.

(6)          Includes presently exercisable options to purchase 22,500 shares of our common stock and 7,956 shares of our common stock held by the Olafson Trust, of which Mr. Olafson is a trustee.

(7)          Includes presently exercisable options to purchase 24,375 shares of our common stock.

(8)          Includes presently exercisable options to purchase 25,000 shares of our common stock.

(9)          Includes presently exercisable options to purchase 22,500 shares of our common stock.

(10)   Includes presently exercisable options to purchase 15,000 shares of our common stock.

(11)   Includes presently exercisable options to purchase 15,000 shares of our common stock.

(12)   Includes presently exercisable options to purchase 8,437 shares of our common stock.

(13)   Includes presently exercisable options to purchase 411,074 shares of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding our equity compensation plans as of March 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	402,619	$4.48	332,625
Equity compensation plans not approved by security holders(2)	110,000	$5.58	—
Total	512,619	$4.72	332,625

(1)          Consists of the Incentive Plan and the Stock Purchase Plan. See Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 2005 for additional information regarding these plans.

(2)          Consists of warrants to purchase shares of our common stock. See Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005 for additional information regarding these warrants.

The warrants disclosed in the preceding table were issued in exchange for consulting services pursuant to individual compensation arrangements. These warrants give the holders the right to purchase shares of our common stock at a price equal to the fair market value of our common stock at the time of issuance of the warrants. The terms of these warrants range from three to five years from the date of issuance of the warrants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that for the fiscal year ended March 31, 2005, all of our executive officers and directors, as well as persons beneficially owning more than ten percent of our common stock, filed the required reports on a timely basis, except as previously disclosed.

AMENDMENT OF THE INCENTIVE PLAN

On September 23, 1999, our shareholders approved our Board of Directors’ adoption of the Incentive Plan. On September 7, 2004, our Board of Directors approved an amendment to the Incentive Plan providing for an increase in the maximum number of shares of common stock available for issuance under the Incentive Plan from 875,000 to 1,025,000 (the “Incentive Plan Amendment”).   The September 7, 2004 amendment was approved by our shareholders on October 20, 2004. The terms of the Incentive Plan are summarized below. The following description of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof. Capitalized terms used herein will, unless otherwise defined, have the meanings assigned to them in the text of the Incentive Plan.

Incentive Plan Amendment

On January 6, 2006, our Board of Directors approved an amendment to the Incentive Plan providing for an increase in the maximum number of shares of common stock available for issuance under the Incentive Plan from 1,025,000 to 1,525,000 (the “Incentive Plan Amendment”).

General

The Incentive Plan is intended to promote the interests of Sento and its shareholders by providing directors, officers, employees and others who are expected to contribute to our success with appropriate incentives and rewards to encourage them to enter into and continue in our employ and to acquire a proprietary interest in Sento’s long-term success, thereby aligning their interests more closely to the interests of our shareholders.

The Incentive Plan is intended to comply with the requirements of Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934, as amended. In addition, the Incentive Plan is intended to provide performance-based compensation so as to be eligible for compliance with Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), which denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to the following individuals who are employed at the end of the employer’s taxable year (“Covered Employees”):  the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer), for whom compensation disclosure is required under the proxy rules promulgated by the Securities and Exchange Commission. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by shareholders in a separate vote prior to the payment. Accordingly, if the Incentive Plan Amendment is approved by shareholders and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the Incentive Plan, as amended, will not be subject to the deduction limit of Section 162(m).

Summary of Terms

If the Incentive Plan Amendment is approved, the Incentive Plan will authorize an aggregate of 1,525,000 shares of common stock (1,025,000 shares prior to the Incentive Plan Amendment) that may be used for awards, subject to adjustment as described below. Such shares may be authorized and unissued shares, treasury shares or shares we acquire for purposes of the Incentive Plan. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for other awards under the Incentive Plan. In the event our Compensation Committee of the Board of Directors determines that any dividend or other distribution, stock split, recapitalization, reorganization, merger or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Incentive Plan, then our Compensation Committee will make such equitable changes or adjustments as it deems necessary to the aggregate number of shares available under the Incentive Plan, the number of shares subject to each outstanding award and the exercise price of each outstanding option or stock appreciation right.

Awards under the Incentive Plan may be made in the form of (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Phantom Stock and

(vi) Stock Bonuses. Awards may be granted to such directors, officers, employees and others expected to contribute to our long-term success as our Compensation Committee shall, in its discretion, select.

The Incentive Plan is administered by our Compensation Committee, each member of which is an “outside director” within the meaning of Section 162(m) and a non-employee director within the meaning of Rule 16b-3. Our Compensation Committee is authorized, among other things, to construe, interpret and implement the provisions of the Incentive Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

Participation in the Incentive Plan is open to all employees and directors of the Company and its subsidiaries. As of the adoption of the Incentive Plan Amendment by our Board of Directors, there were approximately 1,000 employees and directors eligible to participate in the Incentive Plan.

Awards Under the Plan

Stock Options.   Our Compensation Committee will determine each option’s expiration date; provided, however, that no incentive stock option may be exercised more than ten years after the date of grant, and termination is accelerated upon the termination of a participant’s employment and for other reasons specific in the plan. The purchase price per share payable upon the exercise of an option (the “option exercise price”) will be established by our Compensation Committee, but in that case of an incentive stock option may be no less than the fair market value of a share of common stock on the date of grant. Any restrictions on vesting of the option is determined by our Compensation Committee. The option exercise price is payable (i) in cash, by certified check, bank cashier’s check or wire transfer, (ii) by delivering instructions to a broker to deliver promptly to us the amount of sale or loan proceeds to pay the full amount of the option exercise price, (iii) by delivering shares of common stock owned by the participant with appropriate stock powers,  (iv) by electing to have us retain shares of common stock which would otherwise be issued on the exercise of the option, (v) any combination of the foregoing forms or (vi) by such other payment method as our Compensation Committee may prescribe.

Stock Appreciation Rights.   Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Incentive Plan. A stock appreciation right granted independently of any option will be subject to the vesting schedule, if any, approved by our Compensation Committee at the time of its approval of the grant. A stock appreciation right granted in tandem with any stock option will be exercisable only when and to the extent the option to which it relates is exercisable. The grantee of a stock appreciation right has the right to surrender the stock appreciation right and receive from Sento, in cash, an amount equal to the excess of the fair market value of a share of common stock over the exercise price of the stock appreciation right for each share of common stock in respect of which such stock appreciation right is being exercised.

Restricted Stock.   Our Compensation Committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as our Compensation Committee shall determine in its discretion. Awards of restricted stock granted to our executive officers must be contingent on our attainment of one or more pre-established performance goals (the “Performance Goals”) established by our Compensation Committee. The Performance Goals may be based on our attainment of any one or more of the following criteria:  (i) a specified percentage return on total shareholder equity of Sento; (ii) a specified percentage increase in earnings per share from continuing operations; (iii) a specified percentage increase in our net income; and (iv) a specified percentage increase in our profit before taxation.

Phantom Stock.   Our Compensation Committee may grant shares of “phantom stock” to such persons, in such amounts, and subject to such terms and conditions (including the attainment of Performance Goals) as our Compensation Committee shall determine in its discretion. If the requirements specified by our Compensation Committee are met, the grantee of such an award will receive a cash payment equal to the fair market value of the shares covered thereby, plus the dividends that would have been paid on such shares had they actually been outstanding following the grant date. Awards of Phantom Stock granted to our executive officers will be contingent on our attainment of any one or more of the Performance Goals noted above.

Stock Bonus.   Our Compensation Committee may grant bonuses comprised of shares of common stock free of restrictions to such persons, in such amounts, as our Compensation Committee shall determine in its discretion.

Amendment Termination.   The Board of Directors may suspend, discontinue, revise, terminate or amend the Incentive Plan at any time; provided, however, that shareholder approval will be obtained if and to the extent that the Board of Directors deems it appropriate to satisfy Section 162(m) or Section 422 of the Code or to the extent such approval is required by the rules of any market on which the common stock is listed.

Plan Benefits

We cannot now determine the exact number of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Phantom Stock and Stock Bonuses to be granted in the future as a result of the Incentive Plan Amendment to the Named Executive Officers, to all current executive officers as a group, or to all employees (including executive officers). See “Executive Compensation—Option Grants in Last Fiscal Year” for the number of options granted under the  Incentive Plan to the Named Executive Officers during the year ended March 31, 2005. During the year ended March 31, 2005, options to purchase 75,000 shares of common stock were granted to all of our executive officers as a group.

Certain Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences relating to awards under the Incentive Plan. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to shareholders described herein. Shareholders should be aware that this discussion does not deal with all United States federal income tax considerations that may be relevant to an individual shareholder granted awards pursuant to the Incentive Plan. ACCORDINGLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES RELATING TO AWARDS UNDER THE INCENTIVE PLAN.

Non-Qualified Stock Options.   Generally, an optionee will not recognize any taxable income upon the grant of a Non-Qualified Stock Option. We will not be entitled to a tax deduction with respect to the grant of a Non-Qualified Stock Option. Upon exercise of a Non-Qualified Stock Option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. We will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the common stock received pursuant to the exercise of a Non-Qualified Stock Option will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of common stock received upon the exercise of a Non-Qualified Stock Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such common stock is more than one year.

Incentive Stock Options.   An optionee will not recognize any taxable income at the time of grant or timely exercise of an Incentive Stock Option and we will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive Stock Option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to Sento, if the optionee subsequently engages in a “disqualifying disposition,” as described below. In addition, the amount by which the market value of shares issued upon exercise of an Incentive Stock Option exceeds the exercise price, however, is included in the optionee’s alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax.

A sale or exchange by an optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the Incentive Stock Option will result in any difference between the net sale proceeds and the exercise price being treated a long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the Incentive Stock Option or within one year from the date of transfer of the Incentive Stock Option shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results:  any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the Incentive Stock Option and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable reporting requirements, and we will be entitled to a tax deduction in the amount of such income. Any further gain generally will qualify as capital gain and will not result in any deduction by Sento.

Restricted Stock.   A grantee will not recognize any income upon the receipt of Restricted Stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the Restricted Stock at the time of receipt. If the election is made, the holder will not be allowed a deduction for shares of Restricted Stock required to be returned to us. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the Restricted Stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At that time the holder will recognize ordinary income, subject to applicable reporting and withholding requirements, and we generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of Restricted Stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Other Awards.   The grant of a Stock Appreciation Right or Phantom Stock award will not result in income for the grantee or in a tax deduction for Sento. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, subject to applicable reporting and withholding requirements, and we generally will be entitled to a tax deduction in the same amount. A Stock Bonus generally will result in compensation income for the grantee and a tax deduction for us, equal to the fair market value of the shares of common stock granted.

Inasmuch as awards under the Incentive Plan will be granted at the sole discretion of our Compensation Committee and that performance goal criteria may vary from year to year and from Participant to Participant, benefits under the Incentive Plan are not determinable. Compensation paid and other benefits granted to the Named Executive Officers for the fiscal year ended March 31, 2005 are set forth above in the section entitled “Executive Compensation” commencing on page 8.

Certain Federal Income Tax Consequences

In considering the recommendation of our Board of Directors with respect to the Incentive Plan Amendment, shareholders should be aware that the members of our Board of Directors and our executive officers have certain interests, which may present them with conflicts of interest in connection with such proposal. As discussed above, all of our employees and directors are eligible to purchase common stock under the Stock Incentive Plan. Our Board of Directors recognizes that adoption of the Incentive Plan Amendment may benefit our officer and directors and their successors, but believes that approval of the Incentive Plan Amendment will advance Sento’s interests and the interests of our shareholders by encouraging our employees to make significant contributions to Sento’s long-term success.

Our Board of Directors believes the Incentive Plan Amendment is in the best interests of Sento, and therefore unanimously recommends that the shareholders vote FOR approval of the Incentive Plan Amendment and the provision therein for the increase in the shares of common stock available for issuance under the Incentive Plan from 1,025,000 to 1,525,000.

AMENDMENT TO THE STOCK PURCHASE PLAN

General

On April 18, 1996, our Board of Directors adopted and on September 10, 1996, our shareholders approved, the Sento Corporation 1996 Employee Stock Purchase Plan (the “Original Plan”), pursuant to which our employees could purchase shares of common stock under a plan governed by Section 423 of the Code. On July 15, 1999, our Board of Directors approved an Amended and Restated Employee Stock Purchase Plan (as amended to date, the “Stock Purchase Plan”). The Stock Purchase Plan and subsequent amendments increasing the number of shares authorized under the Plan to 175,000 shares have been approved by shareholders of the Company. On December 1, 2005, in conjunction with the Stock Purchase Plan provisions, the Board of Directors approved an amendment to the Stock Purchase Plan where the exercise price for awards granted under the Stock Purchase Plan was changed to 85% of the fair market value of the common stock on the applicable offering termination date. Historically, the exercise price for awards granted under the Stock Purchase Plan was the lower of 85% of the fair market value of the common stock on the semi-annual offering commencement date or 85% of the fair market value of the common stock on the corresponding offering termination date. The following description of the Stock Purchase Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof.

Amendments

On January 6, 2006, our Board of Directors approved an amendment to the Stock Purchase Plan (the “Purchase Plan Amendment”). The Purchase Plan Amendment provides for an increase in the maximum number of shares of common stock available for issuance under the Stock Purchase Plan from 175,000 to 250,000. The text of the Purchase Plan Amendment (other than introductory and signatures provisions) is as follows:

This Amendment to Employee Stock Purchase Plan (Amended and Restated) (this “Amendment”) sets forth the following amendments to the Employee Stock Purchase Plan (Amended and Restated) (the “Plan”) of Sento Corporation (the “Company”) with capitalized terms used but not defined herein having the meaning set forth in the Plan):

Amendments

1.      Number of  Shares.   The Maximum Number of shares which may be issued in all Offerings under the Plan, as set forth in Section 10.1 of the Plan, is hereby increased to 250,000 shares.

2.      Change of Option Price.   Section 5.2 OPTION PRICE of the Plan is hereby deleted in its entirety and replaced with the following:

5.2 OPTION PRICE. The exercise price of the Options shall be 85% of the Fair Market Value of Common Stock on the applicable Offering Termination Date.

Additional Provisions

In the event of a conflict between the terms of this Amendment and the Plan, the terms of this Amendment shall prevail. Any executive officer of the Company may, in its discretion, produce and execute a second amendment and restatement of the Plan in order to incorporate the amendments set forth in this Amendment. Except as amended by this Amendment, the terms and conditions of the Plan are hereby ratified and confirmed.

This Amendment, having been approved by the Board of Directors of the Company on January 6, 2006 and by the shareholders of the Company on [      ] is hereby executed by a duly authorized office of the Company effective as of the date of shareholder approval of the Amendment.

The effectiveness of the Purchase Plan Amendment is subject to approval by our shareholders at the Annual Meeting.

Description of the Plan

Purpose.   The purpose of the Stock Purchase Plan is to provide a method whereby our employees, including those of certain of our subsidiaries will have an opportunity to acquire a proprietary interest in Sento through the purchase of shares of common stock. Our Board of Directors believes that the Stock Purchase Plan is important because it provides incentives to our present and future employees by allowing them to share in our growth. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Administration.   The Stock Purchase Plan is administered by our Compensation Committee. Our Compensation Committee has the authority to interpret and construe all provisions of the Stock Purchase Plan and to make all decisions and determinations relating to the operation of the Stock Purchase Plan.

Duration.   The Stock Purchase Plan became effective upon its adoption by our Board of Directors and will remain in effect until September 30, 2009 unless terminated earlier by the Board of Directors. No termination of the Stock Purchase Plan may adversely affect the rights of any employee with respect to outstanding options under the Stock Purchase Plan without the consent of the employee.

Shares Subject to Plan.   Subject to shareholder approval of the Purchase Plan Amendment, the Stock Purchase Plan’s maximum share limitation will be increased to 250,000 shares from 175,000 shares. In the event the outstanding shares of common stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, the maximum number of shares available for issuance under the Stock Purchase Plan will be proportionately adjusted; provided, however, no adjustment shall be made for stock dividends (as defined in the Stock Purchase Plan).

Eligibility.   Participation in the Stock Purchase Plan is limited to our employees who have completed ninety (90) days of continuous employment with Sento or any included subsidiary since their most recent employment commencement date. Employees who own five percent (5%) or more of our voting stock, however, may not participate in the Stock Purchase Plan. As of the adoption of the Purchase Plan Amendment by our Board of Directors, there were approximately 1,000 employees eligible to participate in the Stock Purchase Plan.

Offerings Under the Plan.   The Stock Purchase Plan provides for a series of 27 semi-annual offerings commencing on June 1st and December 1st, respectively, in each of the years during the term of the Stock Purchase Plan, and terminating on the succeeding  November 30th and May  31st, respectively.

Granting of Options.   On the applicable offering commencement date, a participating employee will be deemed to have been granted an option to purchase, on the offering termination date, a maximum number of shares of common stock equal to (i) 15% multiplied by (ii) the employee’s projected base pay for the offering period, and (iii) divided by 85% of the fair market value of common stock on the offering commencement date. No employee will be granted an option (a) if such employee would own or have the right to purchase 5% or more of the total combined voting power of Sento or (b) which permits him or her to purchase in excess of $25,000 of common stock per calendar year.

Participation in an Offering.   An individual who is an eligible employee at the beginning of an offering may elect to participate in such offering by submitting to us the prescribed form authorizing us to make deductions from his or her pay on each payday during the time the employee is a participant at any rate designated by the employee, but not exceeding 15% of the employee’s base pay. All such payroll deduction contributions will be held in a non-interest bearing account. An employee’s option to purchase common stock will be deemed to have been exercised automatically on the offering termination date applicable to such offering, unless the employee gives written notice to us to withdraw such payroll deductions. The option will be deemed to have been exercised for the purchase of the number of full shares of common stock which the amount in the account will purchase (but not in excess of the maximum number of shares for which an option has been granted to the employee), and any excess in the account will be returned to the employee.

Exercise Price of Options.   Historically, the price per share to be paid by participants under the Stock Purchase Plan was the lower of  85% of the fair market value of the common stock on the semi-annual offering commencement date or 85% of the fair market value of the common stock on the corresponding offering termination date. Effective with the December 1, 2005 amendment, the price per share to be paid by participants is 85% of the fair market value of the common stock on the applicable offering termination date. The fair market value of the common stock shall be the closing sales price as reported on the primary exchange or automated quotation system on which our shares of common stock are quoted or traded on the applicable date or the nearest prior business day on which shares of the common stock traded. The closing price of the common stock in the Nasdaq Capital Stock Market on November 30, 2005 was $7.15.

Withdrawal; Termination of Employment.   Upon withdrawal by a participating employee prior to an offering termination date or the termination of a participant’s employment for any reason during an offering, including retirement and death, the option granted to such employee shall immediately terminate in its entirety, and the payroll deductions or other contributions credited to the participant’s account shall be returned to the participant, or, in the case of death, his designated beneficiary, and shall not be used to purchase shares of common stock under the Stock Purchase Plan.

Amendment and Termination.   The Stock Purchase Plan provides that our Board of Directors may amend or terminate the Stock Purchase Plan or any portion thereof at any time; provided, however, that no amendment may be made without shareholder approval if such amendment would (a) increase the maximum number of shares of common stock that may be issued under any offering (except adjustments upon changes in our capitalization), or (b) amend the eligibility requirements of the Stock Purchase Plan or allow members of our Compensation Committee to purchase shares of common stock under the Stock Purchase Plan. No termination, modification, or amendment of the Stock Purchase Plan may, without the consent of an employee then having an option under the Stock Purchase Plan to purchase common stock, adversely affect the rights of such employee under such option.

General Provisions.   No participant or his or her legal representatives, legatees or distributees is deemed to be the holder of any shares of common stock subject to an offering until the option has been exercised and the purchase price for the shares has been paid. No payroll deductions credited to a participant’s stock purchase account nor any rights with regard to the exercise of an option to purchase shares of common stock under the Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant other than by will or the laws of descent and distribution. Options under the Stock Purchase Plan will be exercisable during a participant’s lifetime only by the participant.

Certain Federal Income Tax Consequences

The following tax discussion is a brief summary of federal income tax law applicable to the Stock Purchase Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the Stock Purchase Plan.

Grant of Options.   In our opinion, the Stock Purchase Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As such, a recipient of options under the Stock Purchase Plan incurs no income tax liability, and we obtain no deduction, from the grant of the options. The payroll deductions and other contributions by a participant to his account, however, are made on an after-tax basis. Participants will not be entitled to deduct or exclude from income or social security taxes any part of their payroll deductions.

Exercise of Options.   An employee will not be subject to federal income tax upon the exercise of an option granted under the Stock Purchase Plan, nor will we be entitled to a tax deduction by reason of such exercise. The employee will have a cost basis in the shares of common stock acquired upon such exercise equal to the option exercise price.

Disposition of Shares Acquired Under the Plan.   In order to defer taxation on the difference between the fair market value and exercise price of shares acquired upon exercise of an option, the employee must hold the shares during a holding period which runs through the later of one year after the option exercise date or two years after the date the option was granted. The only exceptions are for dispositions of shares upon death, as part of a tax-free exchange of shares in a corporate reorganization, into joint tenancy with right of survivorship with one other person, or the mere pledge or hypothecation of shares.

If an employee disposes of stock acquired under the Stock Purchase Plan before expiration of the holding period in a manner not described above, such as by gift or ordinary sale of such shares, the employee must recognize as ordinary compensation income in the year of disposition the difference between the exercise price and the stock’s fair market value as of the date of exercise. This amount must be recognized as income even if it exceeds the fair market value of the shares as of the date of disposition or the amount of the sales proceeds received. We will be entitled to a corresponding compensation expense deduction.

Disposition of shares after expiration of the required holding period (including disposition upon death) will result in the recognition of gain or loss in the amount of the difference between the amount realized on the sale of the shares and the exercise price for such shares. Any loss on such a sale will be a long-term capital loss. Any gain on such a sale will be taxed as ordinary income up to the amount of the difference between exercise price and the stock’s fair market value as of the date of exercise with any additional gain taxed as a long-term capital gain.

Value of Benefits

We are unable to determine the amount of benefits that may be received by participants under the Stock Purchase Plan if the Purchase Plan Amendment is adopted, as participation is discretionary with each employee.

Certain Interests of Affiliates

In considering the recommendation of our Board of Directors with respect to the Purchase Plan Amendment, shareholders should be aware that the members of our Board of Directors and our executive officers have certain interests, which may present them with conflicts of interest in connection with such proposal. As discussed above, all of our employees, including executive officers and directors who are employees, are eligible to purchase common stock under the Stock Purchase Plan. Our Board of Directors recognizes that adoption of the Purchase Plan Amendment may benefit our officers and certain of our directors and their successors, but believes that approval of the Purchase Plan Amendment will advance Sento’s interests and the interests of our shareholders by encouraging our employees to make significant contributions to Sento’s long-term success.

Our Board of Directors believes the Purchase Plan Amendment is in the best interests of Sento, and therefore unanimously recommends that the shareholders vote FOR approval of the Purchase Plan Amendment.

AUDIT COMMITTEE REPORT

The following paragraphs comprise the report of the Audit Committee of the Board of Directors with respect  to our audited financial statements for the fiscal year ended March 31, 2005.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing our  internal accounting and financial practices and controls, as well as all services performed by our independent public accountants, and recommending the selection of our independent public accountants. The Audit Committee is composed of three outside directors, each of whom the Board of Directors believes is independent for purposes of the Marketplace Rules of the Nasdaq Stock Market. All members of the Audit Committee are financially literate and the chairman has accounting or related financial management expertise. The Board of Directors has adopted a written charter for the Audit Committee.

Following the end of our 2005 fiscal year, the Audit Committee reviewed and discussed our audited financial statements with management. The Audit Committee also discussed with Ernst & Young LLP (“E&Y”), our independent public accountants, the matters required to be discussed by the American Institute of Certified Public Accountants Statement on Auditing Standards (“SAS”) 61, “Communication with Audit Committee.”  The Audit Committee also received the written disclosures and a letter from E&Y as required by the Independence Standards Board’s Standard No. 1, and has discussed with E&Y the independence of E&Y. In determining the independence of E&Y, the Audit Committee considered, among other factors, whether the non-audit services provided by E&Y could impair the independence of E&Y and concluded that such services were compatible with their independence.

Based upon the review and discussions referenced in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-KSB, as amended, for the year ended March 31, 2005.

AUDIT COMMITTEE
/s/ DONALD H. LIVINGSTONE
Donald H. Livingstone, Chairman
/s/ RICHARD E. DYER
Richard E. Dyer
/s/ ERIC OLAFSON
Eric Olafson

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Our Audit Committee has recommended, and our Board of Directors has selected, E&Y to audit our financial statements for the fiscal year ending March 31, 2006, subject to ratification by the shareholders. Our Board of Directors anticipates that one or more representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by E&Y for professional services rendered for the audit of our financial statements and  the reviews of our interim financial statements included in our Quarterly Reports on Forms 10-Q were approximately $106,000 for the fiscal year ended March 31, 2005 and approximately $61,000 for the fiscal year ended March 31, 2004.

Audit-Related Fees

The aggregate fees billed by E&Y for assurance and related services performed by E&Y that were reasonably related to the performance of the audit of our financial statements and are not reported in the preceding paragraph were approximately $82,000 for the fiscal year ended March 31, 2005 and approximately $17,000 for the fiscal year ended March 31, 2004. Audit-related fees relate primarily to audits of employee benefit plans and miscellaneous accounting and internal control related consultations.

Tax Fees

The aggregate fees billed by E&Y for tax compliance, tax advice and tax planning were approximately $25,000 for the fiscal year ended March 31, 2005 and approximately $15,000 for the fiscal year ended March 31, 2004.

All Other Fees

There were no fees billed by E&Y for other services during fiscal years 2005 and 2004.

Pre-Approval Policies and Procedures

Our Audit Committee ensures that we engage our independent public accountants to provide only audit and non-audit services that are compatible with maintaining the independence of our independent public accountants. Our Audit Committee approves or pre-approves all services provided by our independent public accountants. Permitted services include audit and audit-related services, tax and other non-audit related services. Certain services are identified as restricted. Restricted services are those services that may not be provided by our independent public accountants, whether identified in statute or determined in the opinion of our Audit Committee to be incompatible with the role of an independent public accountant. All fees identified in the preceding four paragraphs were approved by our Audit Committee. During the fiscal year ended March 31, 2005, our Audit Committee reviewed all non-audit services provided by our independent public accountants, and concluded that the provision of such non-audit services was compatible with maintaining the independence of the independent public accountants.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of E&Y.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of E&Y as our independent public accountant.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

In order to be included in the proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2007, proposals which shareholders intend to present at such annual meeting must be received by our corporate secretary, at our executive offices, 420 East South Temple, Suite 400, Salt Lake City, Utah 84111, no later than October 31, 2006. Proposals which shareholders intend to present at such annual meeting without being included in the proxy statement and form of proxy relating to such meeting must be received by our corporate secretary, at our executive offices, no later than October 31, 2006.

ADDITIONAL INFORMATION

We will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 2005, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Anthony J. Sansone, our Senior Vice President, Chief Financial Officer and Corporate Secretary, at 420 East South Temple, Suite 400, Salt Lake City, Utah 84111.

PROXY

SENTO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick F. O’Neal and Anthony J. Sansone, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of common stock of Sento Corporation, a Utah corporation (the “Company”), held of record by the undersigned on January 6, 2006 at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 420 East South Temple, Suite 400, Salt Lake City, Utah 84111, on February 16, 2006, at 8:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1.                             ELECTION OF DIRECTORS, each to serve until the next annual meeting of shareholders of the Company and until their respective successors shall have been duly elected and shall qualify.

☐   FOR all nominees listed below (except as marked to the contrary). ☐  WITHOUT AUTHORITY to vote for all nominees listed below.

(INSTRUCTION:  To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

PATRICK F. O’NEAL	KIM A. COOPER	ERIC OLAFSON

PHILLIP J. WINDLEY	C. LLOYD MAHAFFEY	DONALD H. LIVINGSTONE

RICHARD E. DYER

2.                             PROPOSAL TO APPROVE the amendment to the Sento Corporation 1999 Omnibus Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 1,025,000 to 1,525,000.

☐   FOR           ☐   AGAINST             ☐   ABSTAIN

3.                             PROPOSAL TO APPROVE the amendment to the Sento Corporation 1996 Amended Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan from 175,000 to 250,000.

☐   FOR           ☐   AGAINST             ☐   ABSTAIN

4.                             PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending March 31, 2006.

☐   FOR           ☐   AGAINST             ☐   ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE, FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE SENTO CORPORATION 1999 OMNIBUS STOCK INCENTIVE PLAN, FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE SENTO CORPORATION 1996 AMENDED EMPLOYEE STOCK PURCHASE PLAN, AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2006.

Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

DATED:	, 2006
Signature

Signature if held jointly

(Please sign above exactly as the shares are issued.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.)